Exhibit 99.1

News Release

Contacts:	U.S. Well Services
Josh Shapiro, VP, Finance and Investor Relations (832) 562-3730 IR@uswellservices.com Dennard Lascar Investor Relations Ken Dennard / Lisa Elliott (713) 529-6600 USWS@dennardlascar.com

U.S. Well Services Announces Full-Year and Fourth Quarter 2020 Financial and Operational Results

HOUSTON – March 10, 2021 – U.S. Well Services, Inc. (the “Company”, “U.S. Well Services” or “we”) (NASDAQ: USWS) today reported financial and operational results for the full-year and fourth quarter 2020.

Full-Year and Fourth Quarter 2020 Highlights

•	Executed agreements with key customers to provide electric frac services on a contracted basis with three Clean Fleet® all-electric hydraulic fracturing fleets
•	Increased active fleet count to 5.7 fleets for the fourth quarter of 2020 and experienced higher fleet utilization as demand for frac services strengthened
•	Averaged 5.4 fully-utilized fleets for the full-year 2020, as compared to 8.8 fleets for the full-year 2019
•	Total revenue of $244.0 million in 2020 vs. $514.8 million in 2019
•

Net loss attributable to the Company of $235.7 million for the full-year 2020, as compared to $93.9 million for 2019.  Excluding a $147.5 million non-cash impairment charge related to the carrying value of long-lived assets, net loss attributable to the Company was $88.1 million for 2020.

•

Adjusted EBITDA(1) for full-year 2020 was $31.1 million, or $5.8 million of Adjusted EBITDA per fully-utilized fleet.  Excluding $12 million of non-cash charges related to doubtful collections of Accounts Receivable, Adjusted EBITDA was $43.1 million, which equates to $8.0 million per fully-utilized fleet(2).  This compares to $103.2 million of Adjusted EBITDA and $11.7 million of Adjusted EBITDA per fully-utilized fleet for the full-year 2019. Following a change in accounting estimate made during the first quarter of 2020, the Company began expensing fluid ends.  Adjusted EBITDA as reported was $118.0 million for the full-year 2019, which reflects the Company’s previous policy of capitalizing fluid end costs.

•	Averaged 5.3 fully-utilized fleets for the fourth quarter of 2020, as compared to 4.2 for the third quarter of 2020

•	Total revenue of $48.1 million for the fourth quarter of 2020, compared to $44.0 million for the third quarter of 2020
•	Net loss attributable to the Company of $29.2 million for the fourth quarter of 2020 vs. $15.9 million for the third quarter of 2020
•

Adjusted EBITDA was $1.8 million for the fourth quarter of 2020.  Excluding a non-cash charge related to doubtful collections of Accounts Receivable, Adjusted EBITDA(1) was $4.8 million for the fourth quarter 2020, or $3.6 million of Annualized Adjusted EBITDA per fully-utilized fleet, as compared to $8.1 million of Adjusted EBITDA, or $7.7 million of Annualized Adjusted EBITDA per fully-utilized fleet for the third quarter 2020

•	Total liquidity, consisting of cash and availability under the Company’s asset-backed revolving credit facility, was $14.0 million as of December 31, 2020

(1)	Each of Adjusted EBITDA and Adjusted EBITDA margin is a Non-GAAP financial measure. Please read “Non-GAAP Financial Measures.”
(2)

Adjusted EBITDA per fully-utilized fleet equivalent is defined as Adjusted EBITDA divided by the product of average active fleets during the quarter and the utilization rate for active fleets during the quarter.

“I am proud of what the U.S. Well Services team accomplished in 2020 despite facing severe, unprecedented market challenges,” commented Joel Broussard, the Company’s President and CEO.  “The Company’s proactive response to the COVID-19 pandemic served to preserve liquidity and maintain positive Adjusted EBITDA throughout the year.  Our team’s unwavering commitment to efficiency, innovation, safety and execution enabled us to deliver results for our customers amidst market turbulence, and positioned our Company for success as the completions services market recovers in 2021.”

“We continue to see a recovery in demand for hydraulic fracturing services, and in particular for next-generation electric fracturing fleets.  As a pioneer and market leader in the electric fracturing market, U.S. Well Services is working diligently with its customers to advance the industry and usher in a new era of cleaner, safer and more efficient completions.”

Outlook

Throughout the fourth quarter, a recovery in economic activity and crude oil prices has driven an increase in demand for completions services.  Although activity levels have recovered significantly relative to the low levels witnessed during the first half of 2020, pricing for hydraulic fracturing services remains depressed.  However, U.S. Well Services expects pricing to begin to recover during in the second half of 2021, driven by a combination of attrition of the U.S. fracturing fleet and the continued recovery in demand for crude oil.

We believe our industry is rapidly approaching an inflection point, as E&P customers are increasingly seeking not only the most efficient, but also the most environmentally-friendly hydraulic fracturing solutions.  We believe this secular trend uniquely positions U.S. Well Services to benefit from the ongoing market recovery.  We possess not only a portfolio of next-generation electric frac fleets that offer industry leading emissions reduction capabilities, but also a demonstrated track record for successfully operating electric fleets and developing new intellectual property.

We continue to experience strong demand for our electric fracturing services, and believe that commercial opportunities exist that would support the expansion of our electric fleet during 2021.

Full-Year 2020 Financial Summary

For the year ended December 31, 2020, total revenue decreased by 53% to $244.0 million, compared to $514.8 million in 2019, driven by a sharp reduction in market activity combined with weakened pricing as a result of the COVID-19 pandemic.

Costs of services, excluding depreciation and amortization, decreased 51% to $187.8 million from $384.0 million in 2019.  The reduction in our cost of services is primarily attributable to reduced activity levels and the implementation of cost-cutting initiatives implemented in response to the COVID-19 pandemic.

Selling, general and administrative expense (“SG&A”) increased to $43.6 million from $31.9 million in 2019.  Excluding stock-based compensation of $8.1 million and non-cash charges of $12.0 million for doubtful collections of Accounts Receivable, SG&A totaled $23.5 million, compared to $26.2 million in 2019. See table below entitled “Consolidated Statements of Operations” for the composition of SG&A.

Net loss attributable to the Company was $235.7 million for the full-year 2020 as compared to $93.9 million for 2019.  Excluding a $147.5 million non-cash impairment charge related to the carrying value of long-lived assets, net loss attributable to the Company was $88.1 million for the full-year 2020.  Adjusted EBITDA for 2020 was $31.1 million.  Excluding non-cash charges for doubtful collections of Accounts Receivable, Adjusted EBITDA was $43.1 million for 2020, or $8.0 million per fully-utilized fleet.  For the full-year 2019, the Company reported Adjusted EBITDA of $118.0 million.  Following a change in accounting estimate made during the first quarter of 2020, the Company began expensing fluid ends.  Adjusted EBITDA after deducting capitalized fluid end costs in 2019 was $103.2 million, or $11.7 million per fully-utilized fleet.

Fourth Quarter 2020 Financial Summary

Revenue for the fourth quarter of 2020 increased 9% to $48.1 million versus $44.0 million in the third quarter of 2020, driven by an increase in activity levels as demand for frac services strengthened.  During the fourth quarter our active fleet count increased to 5.7 fleets from 5.0 active fleets in the third quarter.  Utilization of the Company’s active fleets averaged 93% during the fourth quarter, resulting in a fully-utilized equivalent of 5.3 fleets.  This compares to 83% utilization and a fully-utilized equivalent of 4.2 fleets for the third quarter of 2020.

Costs of services, excluding depreciation and amortization, for the fourth quarter of 2020 increased to $42.5 million from $31.2 million, driven primarily by labor, repair and maintenance expenses related to readying fleets for redeployment in the first quarter of 2021.

Selling, general and administrative expense (“SG&A”) increased to $13.3 million from $6.1 million in the third quarter of 2020. Excluding stock-based compensation of $4.7 million and a non-cash charge of $3.0 million related for doubtful collections of Accounts Receivables, SG&A was $5.6 million, compared to $5.0 million in the third quarter of 2020. This sequential increase was primarily attributable to an increase in professional fees. See table below entitled “Consolidated Statements of Operations” for the composition of SG&A.

Net loss attributable to the Company increased sequentially to $29.2 million from $15.9 million in the third quarter of 2020.  Adjusted EBITDA, excluding a non-cash charge for doubtful collections of Accounts Receivables, declined to $4.8 million, or $3.6 million of Annualized Adjusted EBITDA per fully-utilized fleet, as compared to $8.1 million of Adjusted EBITDA and $7.7 million of Annualized Adjusted EBITDA per fully-utilized fleet in the third quarter of 2020.

Operational Highlights

U.S. Well Services exited the year with six active frac fleets, of which four were new-generation electric fleets.  Two of our fleets were working in the Appalachian Basin, two fleets were in the Eagle Ford and two fleets were in the Permian Basin.  The Company expects to maintain between nine and ten active fleets during the first quarter of 2021.

U.S. Well Services completed 3,168 frac stages, or approximately 598 stages per fully-utilized fleet in the fourth quarter of 2020, compared to 2,388 frac stages during the third quarter of 2020, or 568 stages per fully-utilized fleet.  Pumping hours per day remained flat with third quarter 2020 levels.  The Company pumped for 5,121 hours over 416 frac days in the fourth quarter of 2020, as compared to 4,139 hours over 333 frac days in the third quarter of 2020.

U.S. Well Services continues to be one of the market leaders in electric fracturing, with 18,752 electric fracturing stages completed since the deployment of our first Clean Fleet® in 2014.  The Company continued to expand its intellectual property portfolio throughout 2020, ending the year with 38 granted patents and 189 pending patents.

Balance Sheet and Capital Spending

As of December 31, 2020, total liquidity was $14.0 million, consisting of $5.3 million of cash on the Company’s balance sheet and $8.7 million of availability under the Company’s asset-backed revolving credit facility, and net debt was $293.2 million.

Maintenance capital expenditures, on an accrual basis were $4.1 million for the fourth quarter of 2020.

Conference Call Information

The Company will host a conference call at 10:00 am Central / 11:00 am Eastern Time on Thursday, March 11, 2021 to discuss financial and operating results for the full-year and fourth quarter of 2020 and recent developments. This call will also be webcast on U.S. Well Services’ website at https://ir.uswellservices.com/news-events/ir-calendar.  To access the conference call, please dial 201-389-0872 and ask for the U.S. Well Services call at least 10 minutes prior to the start time or listen to the call live over the Internet by logging on to the Company’s website from the link above.  A telephonic replay of the conference call will be available through March 18 and may be accessed by dialing 201-612-7415 and using the passcode 13717441.  Also, an archive of the webcast will be available shortly after the call at https://ir.uswellservices.com/news-events/ir-calendar.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com.  The information on our website is not part of this release.

Forward-Looking Statements

The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, availability under the Company’s credit facilities, benefits obtained from the Company’s strategic financing transactions, the Company’s financial position and liquidity, business strategy and objectives for future operations, results of discussions with potential customers, potential new contract opportunities, planned deployment and operation of fleets, pricing recovery, and the Company’s ability to benefit from the market recovery are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “guidance,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “target” and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified in this release or disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the

Company’s expectations include changes in market conditions, changes in commodity prices, changes in supply and demand for oil and gas, changes in demand for our services, availability of financing and capital, the Company’s liquidity, the Company’s compliance with covenants under its credit agreements, actions by customers and potential customers, geopolitical events, public health crises, such as a pandemic, including the recent COVID-19 pandemic, availability of equipment and personnel and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2020 and in our quarterly reports on Form 10-Q. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

-	Tables to Follow -

U.S. WELL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and amounts in thousands except for active fleets and per share amounts)

	Three Months Ended			Years Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019

Statement of Operations Data:
Revenue	$48,093	$44,042	$92,682	$244,007	$514,757
Costs and expenses:
Cost of services (excluding depreciation and amortization)	42,482	31,157	76,115	187,803	383,957
Depreciation and amortization	14,594	16,393	36,260	80,353	154,149
Selling, general and administrative expenses (3)	13,256	6,098	7,382	43,632	31,856
Impairment loss on long-lived assets	–	–	–	147,543	–
Loss on disposal of assets	1,260	755	4,182	7,112	20,065
Loss from operations	(23,499)	(10,361)	(31,257)	(222,436)	(75,270)
Interest expense, net	(5,852)	(5,744)	(8,715)	(25,209)	(30,099)
Loss on extinguishment of debt	–	–	–	–	(12,558)
Other income (expense)	27	30	(7)	108	1,768
Loss before income taxes	(29,324)	(16,075)	(39,979)	(247,537)	(116,159)
Income tax benefit	–	(87)	(546)	(824)	(77)
Net loss	(29,324)	(15,988)	(39,433)	(246,713)	(116,082)
Net loss attributable to noncontrolling interest	(100)	(51)	(6,240)	(11,048)	(22,169)
Net loss attributable to U.S. Well Services, Inc.	$(29,224)	$(15,937)	$(33,193)	$(235,665)	$(93,913)
Dividends accrued on Series A preferred stock	(1,764)	(1,854)	(1,720)	(7,214)	(4,050)
Dividends accrued on Series B preferred stock	(702)	(681)	–	(2,049)	–
Deemed and imputed dividends on Series A preferred stock	(446)	(467)	(5,240)	(11,666)	(11,206)
Deemed dividends on Series B preferred stock	(410)	–	–	(564)	–
Net loss attributable to U.S. Well Services, Inc. common stockholders	$(32,546)	$(18,939)	$(40,153)	$(257,158)	$(109,169)

Net lost attributable to U.S. Well Services, Inc. stockholders per common share:
Basic and diluted	(0.46)	(0.28)	(0.74)	(3.88)	(2.11)
Weighted average common shares outstanding:
Basic and diluted	68,801	66,667	53,279	64,791	50,244

Other Financial and Operational Data
Capital Expenditures (1)	5,649	3,822	22,350	36,766	279,630
Adjusted EBITDA (2)	1,807	8,123	12,138	31,146	117,996
Average Active Fleets	5.7	5.0	8.0	6.4	9.9

(1) Capital expenditures presented above are shown on an accrual basis and net of insurance receivable accrued for the purchase of replacement equipment.
(2) Adjusted EBITDA is a Non-GAAP Financial Measure. See Non-GAAP Financial Measures table entitled "Reconciliation of Net Income (GAAP) to EBITDA and Adjusted EBITDA (Non-GAAP)" below.
(3) Selling, general and administrative expenses consist of the following:
	Three Months Ended		Years Ended December 31,
	December 31, 2020	September 30, 2020	2020	2019
Provision for losses on accounts receivable	$3,000	$–	$12,031	$434
Share-based compensation expense	4,703	1,134	8,116	5,242
Payroll costs and other selling, general and
administrative expenses	5,553	4,964	23,485	26,180
Selling, general and administrative expenses	13,256	6,098	$43,632	$31,856

U.S. WELL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited and amount in thousands, except share and per share amounts)

	December 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,693	$33,794
Restricted cash	1,569	7,610
Accounts receivable (net of allowance for doubtful accounts of $12,000 and $22 in 2020 and 2019, respectively)	44,393	79,542
Inventory, net	7,965	9,052
Prepaids and other current assets	10,707	13,332
Total current assets	68,327	143,330
Property and equipment, net	235,332	441,610
Intangible assets, net	13,466	21,826
Goodwill	4,971	4,971
Deferred financing costs, net	1,127	1,045
TOTAL ASSETS	$323,223	$612,782
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$36,362	$70,170
Accrued expenses and other current liabilities	14,781	40,481
Notes payable	998	8,068
Current portion of long-term equipment financing	3,519	5,564
Current portion of long-term capital lease obligation	54	10,474
Current portion of long-term debt	10,000	6,250
Total current liabilities	65,714	141,007
Long-term equipment financing	9,347	10,501
Long-term debt	274,555	274,391
Other long-term liabilities	3,539	215
TOTAL LIABILITIES	353,155	426,114
Commitments and contingencies (NOTE 16)
MEZZANINE EQUITY
Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share; 55,000 shares authorized; 50,000 shares and 55,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively; aggregate liquidation preference of $60,418 and $59,050 as of December 31, 2020 and 2019, respectively	52,776	38,928
Series B Redeemable Convertible Preferred Stock, par value $0.0001 per share; 22,050 shares and 0 shares authorized, issued and outstanding as of December 31, 2020 and 2019, respectively; aggregate liquidation preference of $24,100 and $0 as of December 31, 2020 and 2019, respectively	22,686	-
STOCKHOLDERS' EQUITY (DEFICIT)
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares authorized; 72,515,342 shares and 62,857,624 shares issued and outstanding as of December 31, 2020 and 2019, respectively	7	5
Class B Common Stock, par value of $0.0001 per share; 20,000,000 shares authorized; 2,302,936 shares and 5,500,692 shares issued and outstanding as of December 31, 2020 and 2019, respectively	-	1
Additional paid in capital	241,465	248,302
Accumulated deficit	(346,866)	(111,201)
Total stockholders' equity (deficit) attributable to U.S. Well Services, Inc.	(105,394)	137,107
Noncontrolling interest	-	10,633
Total Stockholders' Equity (Deficit)	(105,394)	147,740
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)	$323,223	$612,782

U.S. WELL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(246,713)	$(116,082)
Adjustments to reconcile net loss to cash provided by operating activities
Depreciation and amortization	80,353	154,149
Impairment of long-lived assets	147,543	-
Loss on disposal of assets	7,112	20,065
Loss on extinguishment of debt	-	12,558
Share-based compensation expense	10,056	7,755
Other noncash items	17,547	3,784
Changes in working capital	(7,282)	(7,385)
Net cash provided by operating activities	8,616	74,844
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(55,943)	(209,101)
Proceeds from sale of property and equipment and insurance proceeds from damaged property and equipment	20,944	807
Net cash used in investing activities	(34,999)	(208,294)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	68,957	49,960
Repayments of revolving credit facility	(85,497)	(65,844)
Proceeds from issuance of long-term debt	31,996	285,000
Repayments of long-term debt	(3,750)	(75,000)
Payment of fees related to debt extinguishment	-	(6,560)
Repayments of amounts under equipment financing	(3,199)	(70,619)
Principal payments under finance lease obligation	(10,474)	(16,699)
Proceeds from issuance of preferred stock and warrants, net	19,596	54,524
Proceeds from issuance of common stock, net	400	-
Other	(27,788)	(9,944)
Net cash provided by financing activities	(9,759)	144,818
Net increase in cash and cash equivalents and restricted cash	(36,142)	11,368
Cash and cash equivalents and restricted cash, beginning of period	41,404	30,036
Cash and cash equivalents and restricted cash, end of period	$5,262	$41,404

Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. The Company believes, however, that certain non-GAAP performance measures allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating performance and compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure. Additionally, the Company believes the use of certain non-GAAP measures highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures.

Reconciliation of Net Income to Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of the Company’s profitability or liquidity. The Company’s management believes EBITDA and Adjusted EBITDA are useful because they allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate the Company’s operating performance, compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure and because it highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures. The Company believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA that the Company presents may not be comparable to similarly titled measures of other companies.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the following: loss on disposal of assets; share-based compensation; impairments; market-driven costs associated with the COVID-19 pandemic, and other items that the Company believes to be non-recurring in nature.   The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Revenue.

U.S. WELL SERVICES, INC.
RECONCILIATION OF NET INCOME (GAAP) TO EBITDA (NON-GAAP) AND ADJUSTED EBITDA (NON-GAAP)
(unaudited, amounts in thousands)

	Three Months Ended			Years Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Net loss	$(29,324)	$(15,988)	$(39,433)	$(246,713)	$(116,082)
Interest expense, net	5,852	5,744	8,715	25,209	30,099
Income tax benefit	-	(87)	(546)	(824)	(77)
Depreciation and amortization	14,594	16,393	36,260	80,353	154,149
EBITDA	(8,878)	6,062	4,996	(141,975)	68,089
Loss on disposal of assets (a)	1,260	755	4,182	7,112	20,065
Share based compensation (b)	5,537	1,037	2,083	10,056	7,755
Impairment loss (c)	-	-	-	147,543	-
Fleet start-up, relocation, and reactivation costs (d)	2,460	-	877	3,033	9,085
Restructuring and transaction related costs (e)	-	-	-	-	1,738
Severance, business restructuring, and market-driven costs (f)	1,428	269	-	5,377	-
Fleet 6 fire (g)	-	-	-	-	(1,294)
Loss on extinguishment of debt (h)	-	-	-	-	12,558
Adjusted EBITDA	$1,807	$8,123	$12,138	$31,146	$117,996

(a) Represents net losses on the disposal of property and equipment.
(b) Represents non-cash share-based compensation.
(c) Represents non-cash impairment charge on long-lived assets.
(d) Represents costs related to the start-up, relocation and / or reactivation of hydraulic fracturing fleets.
(e) Represents third-party professional fees and other costs related to strategic and capital market transactions.
(f) Represents severance, restructuring cost related to reductions in force and facility closures, and market driven-costs associated with the COVID-19 pandemic.
(g) Represents insurance reimbursement of costs related to a fleet fire previously reported as an add-back.
(h) Represents non-recurring costs related to debt extinguishment.